Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-138955
April 13, 2007

INTERACTIVE BROKERS GROUP, INC.
Free Writing Prospectus

Subsequent to the filing of this Free Writing Prospectus with the Securities and Exchange Commission, Interactive Brokers intends to send the following email to its clients:

Dear Friends of Interactive Brokers:

After 30 years of building our closely held company, we are ready for the next phase of our development. We believe that a public offering of our shares will provide us with greater name recognition and accelerate our growth. Accordingly, we are now launching the Initial Public Offering of 20 million shares of Interactive Brokers Group, Inc. (“IBKR”), and we expect the public offering price to be between $23 and $27 per share.

Throughout our history, we have dedicated ourselves to building technology to provide liquidity and direct market access for our customers at very low costs. It is in this spirit that we are offering our shares in a Dutch auction through WR Hambrecht + Co’s Open IPOTM system.

IB Account Holders can participate in the IPO through our fully electronic IBIPO Dutch Auction System, or along with others may buy shares in the IPO through the participating broker of their choice. IB customers will find instructions on how to enter and cancel bids in the IBIPO Auction System at www.interactivebrokers.com/IBIPO. The IBIPO Auction System may be launched in Account Management under the Trading Access/IBIPO Auction tab.

For the latest information on the IBKR IPO, including updates on the list of participating brokers, offering dates and an electronic copy of the prospectus you may visit our dedicated website IPO.Interactivebrokers.com.

An IBIPO auction is typically open for bids for one to two weeks prior to the closing date of the offering. Once the bidding concludes, WR Hambrecht + Co will assemble the bids and, working from highest to lowest, it will identify the first bid price that will sell all the offering’s shares. This is the “clearing price” and will be the maximum price at which the issuing company will offer its shares. The issuing company and placement agents will then decide the price at which the issuing company will offer the shares, taking a number of economic and business factors into account in addition to the “clearing price.”

As always we greatly value your business and look forward to continuing to serve you with our premier technology and low trading costs.

Sincerely,

/s/ Thomas Peterffy

Thomas Peterffy

IBKR has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents IBKR has filed with the SEC for more complete information about IBKR and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, IBKR will make the latest prospectus available at ipo.interactivebrokers.com.

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Forward-Looking Statements

Some of the statements contained in this free writing prospectus may constitute forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  More detailed information about factors that may affect our performance may be found under “Risk Factors” in the preliminary prospectus.  Any forward-looking statements included in this free writing prospectus are based on information available to us on the date of this free writing prospectus. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company will make the latest prospectus available at ipo.interactivebrokers.com.